Exhibit 23.6

Consent of Public Accounting Firm

The Board of Directors

Old Florida Bankshares, Inc.

We consent to the use of our report dated March 3, 2006, with respect to the consolidated balance sheets of Old Florida Bankshares, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 2, 2006